Exhibit 23.0

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated February 16, 2004, with respect to the consolidated financial statements and schedule of FTI Consulting, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Registration Statements on Form S-8:

Name	Registration Number	Date Filed
1992 Stock Option Plan, as Amended	333-19251	January 3, 1997
Employee Stock Purchase Plan	333-30173	June 27, 1997
1997 Stock Option Plan	333-30357	June 30, 1997
1997 Stock Option Plan, as Amended	333-32160	March 10, 2000
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-64050	June 28, 2001
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-92384	July 15, 2002
Employee Stock Purchase Plan, as Amended	333-105741	May 30, 2003

/s/ ERNST & YOUNG LLP

Baltimore, Maryland

March 8, 2004